Exhibit 99.2

L  I  N  C  O  L  N    E  L  E   C  T  R  I  C    H  O  L  D  I  N  G  S  ,    I N C .

22801 Saint Clair Avenue — Cleveland, Ohio 44117 — U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC TO ACQUIRE ROBOLUTION GMBH

Expands Geographic Reach in Robotic Welding Systems

CLEVELAND, OH, Monday, November 18, 2013 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has entered into a definitive agreement to acquire Robolution GmbH, a leading European provider of robotic arc welding systems. Based outside of Frankfurt, Germany, the company serves a number of leading automotive OEMs and Tier 1 suppliers.

“Robolution expands the geographic reach of our growing automation business,” said Christopher L. Mapes, Chief Executive Officer. “With our recent acquisitions of Wayne Trail and Tennessee Rand, and our new greenfield facility in Brazil, Robolution will enable us to seamlessly support customers across three continents.”

“We are pleased to partner with Lincoln Electric,” said Wolfgang Koenig, Managing Director of Robolution. “Lincoln’s financial strength and worldwide reach will enable us to better serve new and existing customers across our growing business.”

The transaction is expected to close by the end of the month and terms were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; actual costs of the Company’s rationalization plans; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of events beyond our control, such as political unrest, acts of terror and natural disasters, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com